[Logo of Entergy]				Entergy Corporation
						639 Loyola Avenue
						New Orleans, LA 70113


                                                Exhibit 99.1

						News
						Release





Date:          October 7, 2002

For Release:   Immediate

Contact:       Morgan Stewart (Media)   Nancy Morovich (Investor Relations)
               (504) 576-4238           (504) 576-5506
               mstewa3@entergy.com      nmorovi@entergy.com


         Entergy Releases Third Quarter Earnings Guidance,
                 Increases 2002 Full-Year Guidance


     New Orleans, La. - In accordance with Regulation FD, Entergy

Corporation (NYSE: ETR) today indicated that it expects to report third quarter 2002 financial results of at least $1.45 in

operational earnings per share, including the impact of weather which was milder than normal during the period.  This level of earnings exceeds the current First Call consensus estimate of $1.35

per share.   In addition, Entergy increased its operational

earnings guidance for full year 2002 from the previous range of

$3.40 to $3.60 to the revised range of $3.60 to $3.70 per share and reaffirmed its full year 2003 guidance at $3.75 to $3.95 per share.

     Entergy noted that it expects Utility results to be improved over third quarter 2001 due in part to higher sales volumes

reflecting continued improvement in the regional economy.  Entergy

Nuclear is also expected to record increased results compared to third quarter 2001 due to a full quarter's contribution from the

Indian Point 2 nuclear plant in Buchanan, N.Y., acquired in

September 2001, as well as two months of contribution from the

Vermont Yankee nuclear plant located near Brattleboro, VT.,

acquired in July 2002.  Third quarter 2002 results at Energy

Commodity Services are expected to be comparable to the same quarter a year ago when combined power and gas trading produced very strong results.  Third quarter 2002 earnings are expected to benefit from increased profitability in trading across all products including power, gas, and weather.  Energy Commodity Services includes the operations of Entergy-Koch, the company's provider of wholesale energy marketing and trading services, and Entergy's non-

regulated wholesale assets.  Results at Parent & Other are expected to be improved compared to third quarter 2001 due to decreased operating and interest expenses.

     On an as reported basis, earnings for third quarter 2002 are expected to be positively impacted by a special item of

approximately $0.10 per share.  This special item is primarily associated with a gain recorded on the sale of two development projects in Spain.

     Entergy raised its 2002 full year guidance to a range of $3.60 to $3.70 per share to reflect year to date disproportionate sharing of income from the Entergy-Koch venture and the year to date impact of weather.  Entergy recorded substantially all of the partnership income from the Entergy-Koch venture in the first and second quarters of 2002, and is expected to again receive a

disproportionate share of income in the third quarter.  Entergy recorded $0.03 per share in operational earnings through second quarter 2002 due to favorable weather, but expects milder than normal temperatures during the third quarter to more than offset this amount.  Entergy's previously stated guidance for 2002 assumed normal weather and a 50 percent share of income from Entergy-Koch.

Entergy's reaffirmed 2003 earnings guidance continues to be based upon assumptions of normal weather and a 50 percent share of

Entergy-Koch partnership income.

     A teleconference will be held on October 30, 2002, at 10:00

a.m. CST, and may be accessed by calling Premiere Conferencing at

(719) 457-2641 no more than 15 minutes prior to the start of the call.  The confirmation number is 737934.  Internet users may also access the teleconference and view presentation slides by visiting

Entergy's website at www.entergy.com/webcasts.  For seven days following the teleconference, a tape delay will be available and may be accessed by dialing (719) 457-0820.  The confirmation number is the same.

     Entergy Corporation, with annual revenues of nearly $10

billion, is a major integrated energy company engaged in power production, distribution operations, and related diversified services, with more than 15,000 employees. Entergy owns, manages,

or invests in power plants generating more than 30,000 megawatts of electricity domestically and internationally, is the second largest

U.S. nuclear generator, and delivers electricity to about 2.6 million customers in portions of Arkansas, Louisiana, Mississippi,

and Texas. Through Entergy-Koch, L.P., it is also a leading

provider of wholesale energy marketing and trading services, as well as an operator of natural gas pipeline and storage facilities.

                               -30-

     Additional investor information can be accessed online at
                     www.entergy.com/earnings

The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Investors are cautioned that forward-looking statements contained in the foregoing release with respect to the revenues, earnings, performance, strategies, prospects and other aspects of the business of Entergy Corporation may involve risks and uncertainties. Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in these forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include regulatory decisions, the effects of changes in law, the evolution of markets and competition, changes in accounting, weather, the performance of generating units, fuel prices and availability, financial markets, risks associated with businesses conducted in foreign countries, changes in business plan, the presence of competitors with greater financial resources and the impact of competitive products and pricing; the effect of the Entergy Corporation's policies, including the amount and rate of growth of Entergy Corporation's expenses; the continued availability to
Entergy Corporation of adequate funding sources and changes in interest rates; delays or difficulties in the production, delivery or installation of products and the provision of services; and various legal, regulatory and litigation risks. Entergy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see Entergy Corporation's filings with the Securities and Exchange Commission.